NewsLine

November 22, 2013

TO ALL MEMBERS:

2013 BOARD OF DIRECTORS ELECTION RESULTS

We are pleased to announce the results of the 2013 FHLBank of Cincinnati Board of Directors (Board) election of two Kentucky Member Directors, one Ohio Member Director and one at-large Independent Director. The Board ratified the election results at its November 21 meeting. All four directors will serve four-year terms commencing January 1, 2014 and ending December 31, 2017.

KENTUCKY MEMBER DIRECTOR ELECTION RESULTS

In Kentucky, both Member directorships were up for election.

Number of Kentucky members voting:	158
Total eligible votes per candidate:	984,489

David E. Sartore (elected)

Senior Vice President and Chief Financial Officer
Ohio Valley Financial Group, Henderson
Total votes received: 409,730

Greg W. Caudill (elected)

President and Chief Executive Officer
Farmers National Bank, Danville
Total votes received: 405,892

Billie W. Wade

Director
First Farmers Bank & Trust Co., Owenton
Total votes received: 370,410

Thomas G. Jones

President, Chief Executive Officer and Director
Morgantown Bank & Trust Co., Morgantown
Total votes received: 204,035

OHIO MEMBER DIRECTOR ELECTION RESULTS

In Ohio, one of six Member directorships was up for election.

Number of Ohio members voting: 186
Total eligible votes per candidate:	3,808,386

William J. Small (elected)

Chairman
First Federal Bank of the Midwest, Defiance
Total votes received: 1,231,659

Michael C. Smith

Executive Vice President and Treasurer
The Huntington National Bank, Columbus
Total votes received: 922,895

J. William Stapleton

Director, President and Chief Executive Officer
Home City Federal Savings Bank, Springfield
Total votes received: 358,016

AT-LARGE INDEPENDENT DIRECTOR ELECTION RESULTS

One of the two designated Public Interest Independent directorships was up for election. Grady Appleton was the only candidate for this directorship. Mr. Appleton is the founding Executive Director of the East Akron Neighborhood Development Corporation, a non-profit community development corporation and provider of quality affordable housing and homeownership services. Mr. Appleton has more than 30 years of experience in support of housing and economic development programs in the Akron, Ohio, community. Mr. Appleton received 44.7 percent of the votes eligible to be cast, exceeding the minimum 20 percent required by Federal Housing Finance Agency regulations.

Number of members voting: 427
Total eligible votes per candidate:	6,036,916

Grady P. Appleton (elected)

Executive Director
East Akron Neighborhood Development Corporation, Akron, Ohio
Total votes received: 2,696,878

On behalf of the board and staff, I would like to thank Billie Wade for his seven years of dedicated service on our board and his many contributions to Fifth District members and communities. I would also like to thank all members that participated in the director election and congratulate our newly elected and returning Directors.

Andrew S. Howell

President and CEO